T:\flh\series\10f-3diversifiedbond
For the fiscal period ended 12/31/2007
File number 811-03623

                         SUB-ITEM 77-0

                         EXHIBIT

Transactions Effected Pursuant to Rule 10f-3

I.    Name of Fund:  The Prudential Series Fund, Inc. -  SP Large
Cap Value Portfolio

1.   Name of Issuer:  Health Care Property Investors, Inc.

2.   Date of Purchase:  November 6, 2006

3.   Number of Securities Purchased:  16,760

4.   Dollar Amount of Purchase:  $500,286

5.   Price Per Unit:  $29.85

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:  Merrill Lynch & Company

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
JPMorgan
UBS Investment Bank
Citigroup
Goldman, Sachs & Co.
Banc of America Securities LLC
Cohen & Steers
Wachovia Securities